AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 7, 2001

                                                REGISTRATION NO. 333-64792

--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                       -----------------------------------

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

         VERIZON COMMUNICATIONS INC.        VERIZON GLOBAL FUNDING CORP.
           (Exact Name of Registrants as Specified in Their Charters)



           Delaware                                    Delaware
  (State or other jurisdiction of            (State or other jurisdiction of
  incorporation or organization)              incorporation or organization)

               4813                                        4813
   (Primary Standard Industrial                (Primary Standard Industrial
   Classification Code Number)                 Classification Code Number)

           23-2259884                                   51-0272912
  (I.R.S. Employer Identification No.)      (I.R.S. Employer Identification No.)


     1095 Avenue of the Americas              3900 Washington Street, 2nd Floor
     New York, New York  10036                Wilmington, Delaware  19802
     (212) 395-2121                           (302) 761-4200
        (Address, including zip code, and telephone number, including area code, of Registrants' principal executive offices)

                       -----------------------------------
                 Please address a copy of all communications to:

              David S. Kauffman                         Janet M. Garrity
Vice President and Associate General Counsel        President and Treasurer
         VERIZON COMMUNICATIONS INC.              VERIZON GLOBAL FUNDING CORP.
         1095 Avenue of the Americas           3900 Washington Street, 2nd Floor
          New York, New York 10036                 Wilmington, Delaware 19802
               (212) 395-6174                           (302) 761-4200
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after expiration of the exchange offer described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


                                        CALCULATION OF REGISTRATION FEE

=========================================================================================================================

-------------------------------------------------------------------------------------------------------------------------
                                                      Proposed Maximum        Proposed Maximum
   Title of each Class of         Amount to be            Offering               Aggregate               Amount of
 Securities to be Registered       Registered        Price per Unit (1)      Offering Price (1)      Registration Fee
-------------------------------------------------------------------------------------------------------------------------
    6 3/4% Notes due 2005        $1,000,000,000     100%
-------------------------------------------------------------------------------------------------------------------------
    7 1/4% Notes due 2010        $2,000,000,000     100%
-------------------------------------------------------------------------------------------------------------------------
    7 3/4% Notes due 2030        $2,000,000,000     100%
-------------------------------------------------------------------------------------------------------------------------
                                                                               $5,000,000,000           $1,250,000
-------------------------------------------------------------------------------------------------------------------------
Support Agreement between        $5,000,000,000                                       (2)                   (3)
Verizon Communications Inc.
and Verizon Global Funding
Corp.
-------------------------------------------------------------------------------------------------------------------------

(1) Determined pursuant to Rule 457(f) under the Securities Act of 1933, solely for the purpose of calculating the registration fee.
(2)  No separate consideration will be received for the Support Agreement.
(3) Pursuant to Rule 457(n) under the Securities Act of 1933, no registration fee is payable with respect to the Support Agreement.

                       -----------------------------------


 THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES
   AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL
    FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A)
        OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT
          SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING
                  PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

$5,000,000,000 OF NOTES OF

VERIZON GLOBAL FUNDING CORP.                         [LOGO]

SUPPORTED AS TO PAYMENT OF PRINCIPAL AND INTEREST BY

VERIZON COMMUNICATIONS INC.

OFFER TO EXCHANGE

$1,000,000,000 6 3/4% NOTES DUE 2005 THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT") FOR ANY AND ALL OUTSTANDING 6 3/4% NOTES DUE 2005
$2,000,000,000 7 1/4% NOTES DUE 2010 THAT HAVE BEEN REGISTERED
UNDER THE SECURITIES ACT FOR ANY AND ALL OUTSTANDING 7 1/4% NOTES DUE 2010 $2,000,000,000 7 3/4% NOTES DUE 2030 THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT FOR ANY AND ALL OUTSTANDING 7 3/4% NOTES DUE 2030

                          SUMMARY OF THE EXCHANGE OFFER

         This prospectus and the accompanying Letter of Transmittal relate to the proposed offer by Verizon Global Funding Corp. (the "Company" or "Verizon Global Funding") to exchange up to:

     o $1,000,000,000 6 3/4% Notes due 2005 that have been registered under the Securities Act for any and all outstanding 6 3/4% Notes due 2005 (the "6 3/4% Notes");

     o $2,000,000,000 7 1/4% Notes due 2010 that have been registered under the Securities Act for any and all outstanding 7 1/4% Notes due 2010 (the "7 1/4% Notes"); and

     o $2,000,000,000 7 3/4% Notes due 2030 that have been registered under the Securities Act for any and all outstanding 7 3/4% Notes due 2030 (the "7 3/4% Notes").

         The new notes, which are referred to as the "exchange notes," will be freely transferable. The outstanding notes, which are referred to as the "restricted notes," have certain transfer restrictions.

         The restricted notes are, and the exchange notes will be, unsecured and unsubordinated obligations of the Company that are supported as to payment of principal and interest on an unsecured and unsubordinated basis by Verizon Communications Inc. ("Verizon Communications"), Verizon Global Funding's corporate parent.

o The exchange offer expires at 5:00 p.m. New York City time on September 6, 2001, unless extended.


o All restricted notes that are tendered and not withdrawn will be exchanged promptly upon consummation of the exchange offer.

o There should be no United States federal income tax consequences to holders of restricted notes who exchange restricted notes for exchange notes pursuant to the exchange offer.

o Holders of restricted notes do not have any appraisal or dissenters' rights in connection with the exchange offer.

o Restricted notes not exchanged in the exchange offer will remain outstanding and be entitled to the benefits of the indenture under which they were issued, but except under limited circumstances will not have further exchange or registration rights.

o The Company does not intend to apply for listing of the exchange notes on any securities exchange or to arrange for them to be quoted on any quotation system.

o Each holder of restricted notes wishing to accept the exchange offer must deliver the restricted notes to be exchanged, together with the Letter of Transmittal that accompanies this prospectus and any other required documentation, to the exchange agent identified in this prospectus. Alternatively, a holder may effect a tender of restricted notes by book-entry transfer into the exchange agent's account at the Depository Trust Company ("DTC"). All deliveries are at the risk of the holder. You will find detailed instructions concerning delivery in the "Exchange Offer" section of this prospectus and in the accompanying Letter of Transmittal.

                       ----------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE EXCHANGE NOTES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

YOU SHOULD READ THIS ENTIRE PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL AND RELATED DOCUMENTS AND ANY AMENDMENTS OR SUPPLEMENTS CAREFULLY BEFORE MAKING YOUR DECISION TO PARTICIPATE IN THE EXCHANGE OFFER.


                The date of this prospectus is August 9, 2001.

                              [Inside Front Cover]

     YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. NEITHER THE COMPANY NOR VERIZON COMMUNICATIONS HAS AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, NOR ANY EXCHANGE MADE PURSUANT TO THIS PROSPECTUS SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY SUBSEQUENT DATE.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL TENDERS OF RESTRICTED NOTES BE ACCEPTED FROM, HOLDERS OF RESTRICTED NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR ITS ACCEPTANCE IS UNLAWFUL.

                        NOTICE TO NEW HAMPSHIRE RESIDENTS

     NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER RSA 421-B WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE NEW HAMPSHIRE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE NEW HAMPSHIRE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

     EACH BROKER-DEALER THAT RECEIVES EXCHANGE NOTES FOR ITS OWN ACCOUNT PURSUANT TO THE EXCHANGE OFFER MUST ACKNOWLEDGE THAT IT WILL DELIVER A PROSPECTUS IN CONNECTION WITH ANY RESALE OF SUCH EXCHANGE NOTES. THE LETTER OF TRANSMITTAL STATES THAT BY SO ACKNOWLEDGING AND BY DELIVERING A PROSPECTUS, A BROKER-DEALER WILL NOT BE DEEMED TO ADMIT THAT IT IS AN "UNDERWRITER" WITHIN THE MEANING OF THE SECURITIES ACT. THIS PROSPECTUS, AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, MAY BE USED BY A BROKER-DEALER IN CONNECTION WITH RESALES OF EXCHANGE NOTES RECEIVED IN EXCHANGE FOR RESTRICTED NOTES WHERE SUCH RESTRICTED NOTES WERE ACQUIRED BY SUCH BROKER-DEALER AS A RESULT OF MARKET-MAKING ACTIVITIES OR OTHER TRADING ACTIVITIES. THE COMPANY HAS AGREED THAT, FOR A PERIOD OF 90 DAYS AFTER THE EXPIRATION DATE (AS DEFINED BELOW), IT WILL MAKE THIS PROSPECTUS AVAILABLE TO ANY BROKER-DEALER FOR USE IN CONNECTION WITH ANY SUCH RESALE. SEE "PLAN OF DISTRIBUTION" BELOW.

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

Where You Can Find More Information......................................  iv
Special Note Regarding Forward-Looking Statements........................   v
Summary..................................................................   1
         Verizon Communications..........................................   1
         Verizon Global Funding..........................................   2
         The Exchange Offer..............................................   2
Ratios of Earnings to Fixed Charges......................................   6
Use of Proceeds..........................................................   6
Exchange Offer...........................................................   7
Description of the Notes and the Support Agreement.......................  20
Book-Entry, Delivery and Form............................................  32
U.S. Federal Income Tax Consequences.....................................  36
Plan of Distribution.....................................................  42
Legal Matters............................................................  43
Experts..................................................................  43

                       WHERE YOU CAN FIND MORE INFORMATION

     Verizon Communications files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any of these documents at the Securities and Exchange Commission's public reference room in Washington, D.C. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information. Verizon Communications' Securities and Exchange Commission filings are also available to the public on the Securities and Exchange Commission's web site at http://www.sec.gov.

     In this prospectus, we "incorporate by reference" some information Verizon Communications files or has filed with the Securities and Exchange Commission, which means that we disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that Verizon Communications files with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by Verizon Communications with the Securities and Exchange Commission under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") until all of the notes have been sold:

o Verizon Communications' Annual Report on Form 10-K for the year ended December 31, 2000;

o Verizon Communications' Quarterly Report on Form 10-Q for the quarter ended March 31, 2001; and

o Verizon Communications' Current Reports on Form 8-K dated March 28, 2001, April 25, 2001, May 9, 2001, June 5, 2001, July 31, 2001 and August 2,
     2001.


     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or phone number:

     Investor Relations
     Verizon Communications Inc.
     1095 Avenue of the Americas, 36th Floor
     New York, New York 10036
     Telephone: (212) 395-1525

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     In this prospectus and in the information incorporated in this prospectus by reference, we have made forward-looking statements. These statements are based on our estimates and assumptions and are subject to risks and uncertainties. Forward-looking statements include the information concerning our possible or assumed future results of operations. Forward-looking statements also include those preceded or followed by the words "anticipates," "believes," "estimates," "hopes" or similar expressions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

     The following important factors, along with those discussed in the information incorporated by reference, could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements:

o materially adverse changes in economic conditions in the markets served by us or by companies in which we have substantial investments;

o    material changes in available technology;

o an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations;

o the final outcome of federal, state and local regulatory initiatives and proceedings, including arbitration proceedings, and judicial review of those initiatives and proceedings, pertaining to, among other matters, the terms of interconnection, access charges, universal service, and unbundled network element and resale rates;

o the extent, timing, success and overall effects of competition from others in the local telephone and intraLATA toll service markets;

o the timing and profitability of our entry into the in-region long-distance market;

o our ability to combine former Bell Atlantic and GTE operations, satisfy regulatory conditions and obtain revenue enhancements and cost savings;

o    the profitability of our entry into the nationwide broadband access market;


o the ability of Verizon Wireless to combine operations, achieve revenue enhancements and cost savings and obtain sufficient spectrum resources;


o our ability to convert our ownership interest in Genuity Inc. into a controlling interest consistent with regulatory conditions, and Genuity's ensuing profitability; and

o changes in our accounting assumptions that may be required by regulatory agencies, including the Securities and Exchange Commission, or that result from changes in the accounting rules or their application, which could result in an impact on earnings.

                                     SUMMARY

     The following summary contains basic information about Verizon Global Funding, its parent, Verizon Communications, and this exchange offer. It may not contain all the information that is important to you in making your investment decision and the information contained in this summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus or incorporated by reference in this prospectus. "The Exchange Offer" and the "Description of the Notes and the Support Agreement" sections of this prospectus contain more detailed information regarding the terms and conditions of the exchange offer and the exchange notes. Certain capitalized terms used in this prospectus summary are defined elsewhere in this prospectus.

                             Verizon Communications


     Verizon Communications is one of the world's leading providers of communications services. Verizon Communications was formerly known as Bell Atlantic Corporation. We began doing business as Verizon Communications on June 30, 2000, when Bell Atlantic merged with GTE Corporation in a transaction accounted for as a pooling-of-interests. Each of Bell Atlantic and GTE was a leader in the telecommunications and information industries. We are a Fortune 10 company with about 260,000 employees and approximately $65 billion of annual revenues. In this section of the prospectus, references to "we" and "us" refer to Verizon Communications and its consolidated subsidiaries.

     Our subsidiaries are, collectively, the largest providers of wireline and wireless communications in the United States, with 125 million access line equivalents and approximately 28 million wireless customers. Our global presence extends to over 40 countries in the Americas, Europe, Asia and the Pacific.

     We provide domestic telecommunications wireline services through our subsidiaries in 31 states and the District of Columbia. These services consist principally of advanced wireline voice and data services, including voice and data transport, enhanced and custom calling features, network access, directory assistance, private lines and public telephones. We also provide customer premises equipment distribution, data solutions and systems integration, billing and collections and Internet access services. We currently own more than 62 million access lines in the United States and serve over 33 million households. We also have approximately 6 million long distance customers nationwide.
Verizon Online, our Internet service provider, has over 1 million subscribers, and we have approximately 840,000 Digital Subscriber Line customers.

     We provide domestic wireless communications services through our 55% owned subsidiary, Verizon Wireless. Verizon Wireless is the leading wireless communications provider in the United States in terms of the number of subscribers and network coverage. Verizon Wireless has the largest customer base of any U.S. wireless provider, with approximately 28 million wireless subscribers, and offers wireless voice and data services across the most extensive wireless network in the United States. Approximately

90% of the United States population reside in areas in which Verizon
Wireless has Federal Communications Commission ("FCC") licenses to offer wireless services. Verizon Wireless provides digital coverage in almost every major U.S. city. Its broad network coverage, digital technology, widespread distribution channels and operating and financial strength position it to take advantage of the growing demand for wireless voice and data services.


     We also hold a substantial investment portfolio in wireline and wireless partnerships and joint ventures in the Americas (including Puerto Rico), Europe, Asia and the Pacific. These investments represent a mix of mature and start-up businesses where, in conjunction with local partners and management, we seek to capitalize on our core competencies and to enhance shareholder returns.

     We are the world's largest publisher of telephone directories. Our directory publishing and electronic commerce operations consist of domestic and international publishing businesses, including print directories and Internet-based shopping guides, as well as website creation and other electronic commerce services. We have publishing and electronic commerce operations in the United States, Europe, Asia and Latin America and produce approximately 150 million telephone directories annually.

     Our principal executive offices are located at 1095 Avenue of the Americas, New York, New York 10036, and our telephone number is (212) 395-2121.

                             Verizon Global Funding

     Verizon Global Funding was established to provide financing to Verizon Communications and some of its subsidiaries, other than Verizon Communications' domestic telephone company subsidiaries. Verizon Global Funding does not engage in any separate business activities. Verizon Global Funding will raise funds through the offering of the notes and may lend the net proceeds to Verizon Communications and/or one or more of its subsidiaries. All of the notes will be supported as to payment of principal and interest by Verizon Communications, as described under "Description of the Notes and the Support Agreement."

     Verizon Global Funding is a wholly owned, indirect subsidiary of Verizon Communications and was incorporated in Delaware in November 1983. The principal executive offices of Verizon Global Funding are located at 3900 Washington Street, 2nd floor, Wilmington, Delaware 19802, and its telephone number is (302) 761-4200.

                                         The Exchange Offer

Exchange Notes                           $1,000,000,000 6 3/4% Notes due
                                         2005, $2,000,000,000 7 1/4% Notes due
                                         2010 and $2,000,000,000 7 3/4% Notes
                                         due 2030, all of which have been
                                         registered under the Securities Act.
                                         For more details, see "Exchange Offer--
                                         Terms of the Exchange Offer."

The Exchange Offer                       We are offering to issue the exchange
                                         notes in exchange for a like principal
                                         amount of outstanding restricted notes,
                                         in each case of the same series, that
                                         we issued on December 12, 2000 and
                                         February 7, 2001. We are offering to
                                         issue the exchange notes to satisfy our
                                         obligations contained in the
                                         registration rights agreements we
                                         entered into when we sold the
                                         outstanding restricted notes in
                                         transactions pursuant to Rule 144A and
                                         Regulation S under the Securities Act.
                                         The outstanding restricted notes were
                                         subject to transfer restrictions that
                                         will not apply to the exchange notes so
                                         long as you are acquiring the exchange
                                         notes in the ordinary course of your
                                         business, you are not participating in
                                         a distribution of the exchange notes
                                         and you are not an affiliate of ours.

Maturity Date                            Each exchange note will mature on the
                                         same date as the restricted note for
                                         which it is being exchanged.

Interest Payment Dates                   Each exchange note will bear interest
                                         accruing at the same rates and payable
                                         at the same times as the restricted
                                         note for which it is being exchanged.

Support Agreement                        The exchange notes are supported as to
                                         payment of principal and interest by
                                         Verizon Communications under a Support
                                         Agreement which is more fully described
                                         under the heading "Description of the
                                         Notes and the Support Agreement."

Ranking The notes will be the senior unsecured obligations of Verizon Global Funding and will rank equally with all of Verizon Global Funding's other unsecured and unsubordinated debt. Except as described in this prospectus under the heading "Description of the Notes and the Support Agreement," Verizon Communications' support obligations will rank equally with all of its other unsecured and unsubordinated debt.

Optional Redemption                      The Company may redeem the exchange
                                         notes at any time or from time to time
                                         at the redemption price described under
                                         the heading "Description of the Notes
                                         and the Support Agreement--Optional
                                         Redemption" plus accrued and unpaid
                                         interest, if any, on the principal
                                         amount being redeemed to the date of
                                         redemption.

Certain Covenants                        The indenture governing the exchange
                                         notes contains covenants that, among
                                         other things, limit Verizon Global
                                         Funding's ability to create liens on
                                         its assets and limits the ability of
                                         each of Verizon Global Funding and
                                         Verizon Communications to merge or
                                         consolidate with another company or to
                                         transfer substantially all of its
                                         assets. For more details, see
                                         "Description of the Notes and the
                                         Support Agreement--Restrictions on
                                         Verizon Global Funding" below.

Use of Proceeds                          Neither the Company nor Verizon
                                         Communications will receive any
                                         proceeds from the issuance of the
                                         exchange notes.

Denominations and Issuance of
Exchange Notes                           The exchange notes will be issued in
                                         book-entry form and will be represented
                                         by global certificates deposited with a
                                         custodian for, and registered in the
                                         name of a nominee of, DTC.
                                         Beneficial ownership of the exchange
                                         notes will be shown on, and transfers
                                         will be effected only through, records
                                         maintained by DTC and its direct and
                                         indirect participants and any such
                                         interest may not be exchanged for
                                         certificated exchange notes except in
                                         limited circumstances. See "Book-Entry,
                                         Delivery and Form" below.

Tenders, Expiration Date,
  Withdrawal                             The exchange offer will expire at 5:00
                                         P.M., New York City time, on September
                                         6, 2001, unless it is extended. To
                                         tender your outstanding restricted
                                         notes you must follow the detailed
                                         procedures described under the heading
                                         "Exchange Offer--Procedures for
                                         Tendering" including special procedures
                                         for certain beneficial owners and
                                         broker-dealers. If you decide to
                                         exchange your outstanding restricted
                                         notes for exchange notes, you must
                                         acknowledge that you do not intend to
                                         engage in, and have no arrangement with
                                         any person to participate in, a
                                         distribution of the exchange notes. If
                                         you decide to tender your outstanding
                                         notes pursuant to the exchange offer,
                                         you may withdraw them at any time prior
                                         to 5:00 p.m., New York City time, on
                                         the expiration date.


Federal Income Tax                       Your exchange of outstanding restricted
                                         notes for exchange notes pursuant to
                                         the exchange offer will not be a
                                         taxable event for U.S. federal income
                                         tax purposes. See "U.S. Federal Income
                                         Tax Consequences--Consequences of the
                                         Exchange."

Exchange Agent                           First Union National Bank is the
                                         exchange agent for the exchange offer.

Failure to Exchange Your
Outstanding Restricted Notes
and Trading Market                       If you fail to exchange your
                                         outstanding restricted notes for
                                         exchange notes in the exchange offer,
                                         your outstanding restricted notes will
                                         continue to be subject to transfer
                                         restrictions and you will not have any
                                         further rights under the registration
                                         rights agreement relating to such
                                         restricted notes, including any right
                                         to require us to register your
                                         outstanding restricted notes or to pay
                                         any additional interest relating to a
                                         registration default. To the extent
                                         that outstanding restricted notes are
                                         tendered and accepted in the exchange
                                         offer, your ability to sell untendered,
                                         and tendered but unaccepted,
                                         outstanding restricted notes could be
                                         adversely affected. There may be no
                                         trading market for the outstanding
                                         restricted notes. There can be no
                                         assurance that an active public market
                                         for the exchange notes will develop or
                                         as to the liquidity of any market that
                                         may develop for the exchange notes, the
                                         ability of holders to sell the exchange
                                         notes, or the price at which holders
                                         would be able to sell the exchange
                                         notes. For more details, see the
                                         sections "Consequences of a Failure to
                                         Exchange Restricted Notes" and "Absence
                                         of a Public Market" under the heading
                                         "Exchange Offer."

                       RATIOS OF EARNINGS TO FIXED CHARGES

     The following table shows Verizon Communications' ratio of earnings to fixed charges for the periods indicated:


     Six Months
    Ended June 30,                      Years Ended December 31,
         2001                       2000     1999     1998     1997
--------------------------------------------------------------------------------
         3.49                       4.47     4.98     3.81     3.74


     For all periods, the ratios reflect the merger of Bell Atlantic and GTE as if it occurred as of the beginning of the earliest period presented, in accordance with pooling-of-interests accounting rules.

     For these ratios, "earnings" have been calculated by adding fixed charges to income before income taxes and extraordinary charges, and "fixed charges" include interest expense, preferred stock dividend requirements, capitalized interest and the portion of rent expense representing interest.


     The ratio for the six months ended June 30, 2001 includes special items that resulted in a net pretax loss of $(4,503) million, and the ratios for the years ended December 31, 2000, 1999, 1998 and 1997 include net pretax gains (losses) of $6,116 million, $981 million, $(2,552) million and $(1,803) million, respectively. Excluding those special items, the ratio for the six months ended June 30, 2001 would have been 3.76, and the ratios for the years ended December 31, 2000, 1999, 1998 and 1997 would have been 3.68, 4.68, 4.43 and
4.29, respectively. The 2001 special items relate to the write-down of marketable securities, Bell Atlantic/GTE merger-related charges and a change in accounting for derivatives, creating mark-to-market adjustments. The 2000 and 1999 special items pertain to gains on sales of assets, net of asset impairments and other charges, Bell Atlantic/GTE merger-related charges, pension settlements and the gain on the mark-to-market of exchangeable notes. The 1998 and 1997 special items pertain to asset impairments and other charges, net of gains on sales of assets, Bell Atlantic/NYNEX Corporation merger-related charges, pension settlements and retirement incentive program costs. Sales of assets included wireline and wireless properties, GTE Government Systems and the gain associated with the merger of BC TELECOM Inc. and TELUS Corporation. Asset impairments included costs associated with exiting businesses.


                                 USE OF PROCEEDS

     Neither the Company nor Verizon Communications will receive any cash proceeds from the issuance of the exchange notes. As consideration for the exchange notes, the Company will receive in exchange an equivalent principal amount of outstanding restricted notes, the terms of which are identical to the terms of the exchange notes, except that the exchange notes will be registered under the Securities

Act, freely transferable and issued free of any covenants regarding exchange and registration rights.

     The Company will retire and cancel the restricted notes surrendered in exchange for the exchange notes. Accordingly, the issuance of the exchange notes under the exchange offer will not result in any change in the outstanding aggregate indebtedness of the Company.

                                 EXCHANGE OFFER

REASON FOR THE EXCHANGE OFFER

     The Company initially sold the restricted notes in a series of private offerings. The 6 3/4% Notes, the 7 1/4% Notes and $1,000,000,000 of the 7 3/4% Notes were sold on December 12, 2000 to Chase Securities Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, M.R. Beal & Co., Bear, Stearns & Co. Inc., Credit Suisse First Boston Corporation, Deutsche Bank Securities Inc., UBS Warburg LLC and Utendahl Capital Partners, L.P. An additional $1,000,000,000 of the 7 3/4% Notes were sold on February 2, 2001 to Chase Securities Inc. and Morgan Stanley & Co. Incorporated. All of such purchasers are collectively referred to as the "Initial Purchasers." These sales were all effected pursuant to agreements among the Company, Verizon Communications as support provider, and the Initial Purchasers. The Initial Purchasers subsequently resold or were permitted to resell the restricted notes:

     - to qualified institutional buyers in accordance with the provisions of Rule 144A under the Securities Act, and

     - outside the United States in accordance with the provisions of Regulation S under the Securities Act.

     In connection with the private offerings of the restricted notes, the Company, Verizon Communications as support provider, and the Initial Purchasers in each case entered into a Registration Rights Agreement (collectively, the "Registration Rights Agreements"), in which the Company agreed, among other things:

     - to file a registration statement relating to an exchange offer for the restricted notes, with the SEC, on or before July 10, 2001;

     - use its reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act on or before September 23, 2001;

     - upon the effectiveness of the exchange offer registration statement, to offer the holders of the restricted notes the opportunity to exchange their restricted notes in the exchange offer for a like principal amount of exchange notes;

     - to keep the exchange offer open for not less than 30 days, or longer, if required by applicable law, after notice of the exchange offer is mailed to holders of restricted notes; and

     - to use its reasonable best efforts to consummate the exchange offer on or before October 23, 2001.

     The Company also agreed, in each case, under certain circumstances:

     - to use its reasonable best efforts to file a shelf registration statement relating to the offer and sale of the restricted notes by the holders of the restricted notes;

     - to use its reasonable best efforts to cause such shelf registration statement to be declared effective; and

     - to use its reasonable best efforts to keep such shelf registration statement effective for two years after the shelf registration statement becomes effective or until the restricted notes covered by the shelf registration statement have been sold or cease to be outstanding.

     The exchange offer being made by this prospectus is intended to satisfy the Company's exchange and registration obligations under each of the Registration Rights Agreements discussed above. If the Company fails to fulfill such obligations, holders of outstanding restricted notes are entitled to receive additional interest at the rate of 0.25% per annum for so long as the Company fails to fulfill such obligations. The rate for additional interest will not exceed 0.25% per annum. After the Company has cured all defaults of its registration and exchange obligations, the accrual of additional interest on the restricted notes will cease, and the interest rate for each series of restricted notes will revert to its original rate.

     For a more complete understanding of your exchange and registration rights, please refer to the Registration Rights Agreement relating to the series of restricted notes which you hold, which is included as an exhibit to the registration statement relating to the exchange notes.

TRANSFERABILITY OF THE EXCHANGE NOTES

     Based on certain no-action letters issued by the staff of the SEC to others in unrelated transactions, the Company believes that a noteholder may offer for resale, resell or otherwise transfer any exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the noteholder

     - is acquiring the exchange notes other than in the ordinary course of business;

     - is participating, intends to participate or has an arrangement or understanding with any person to participate, in a distribution of the exchange notes;

     - is an "affiliate" of the Company, as defined in Rule 405 under the Securities Act; or

     - is an Initial Purchaser who acquired restricted notes directly from the Company in the initial offering to resell pursuant to Rule 144A, Regulation S or any other available exemption under the Securities Act.

     In any of the foregoing circumstances, a noteholder

     - will not be able to rely on the interpretations of the staff of the SEC, in connection with any offer for resale, resale or other transfer of exchange notes; and

     - must comply with the registration and prospectus delivery requirements of the Securities Act, or have an exemption available, in connection with any offer for resale, resale or other transfer of the exchange notes.

     The Company is not making this exchange offer to, nor will it accept surrenders of restricted notes from, holders of restricted notes in any state in which this exchange offer would not comply with the applicable securities laws or "blue sky" laws of such state.

     Each broker-dealer that receives exchange notes for its own account in exchange for restricted notes, where such restricted notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

     The restricted notes were issued in three different series. As of the date of this prospectus, the aggregate principal amount of the notes in each series has not been reduced. In the exchange offer, restricted notes of each series will be exchanged for exchange notes with terms which are otherwise identical to the terms of the restricted notes for which they are being exchanged, except that the exchange notes will be registered under the Securities Act, freely transferable and issued free of any covenants regarding exchange and registration rights.

     Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal, the Company will accept all restricted notes validly tendered and not withdrawn prior to 5:00 p.m. New York City time on September 6, 2001, the date that the exchange offer expires. This date and time may be extended. See "Expiration Date; Extensions; Amendments" below. After authentication of the exchange notes by the trustee under the indenture governing the notes or an authenticating agent, the Company will issue and deliver $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding restricted notes accepted in the exchange offer. Holders may tender some or all of their restricted notes pursuant to the exchange offer in denominations of $1,000 and integral multiples thereof.


     The form and terms of the exchange notes are identical in all material respects to the form and terms of the outstanding restricted notes, except that:

     - the offering of the exchange notes has been registered under the Securities Act;

     -   the exchange notes will not be subject to transfer restrictions; and

     - the exchange notes will be issued free of any covenants regarding exchange and registration rights.

     The exchange notes will be issued under and entitled to the benefits of the indenture that governs the restricted notes.

     In connection with the issuance of the restricted notes, the Company arranged for the restricted notes to be issued and transferable in book-entry form through the facilities of DTC, acting as a depositary. The exchange notes will also be issuable and transferable in book-entry form through DTC.


     This prospectus, together with the accompanying Letter of Transmittal, is initially being sent to all registered holders of restricted notes as of the close of business on August 8, 2001. The exchange offer for restricted notes is not conditioned upon any minimum aggregate principal amount being tendered. However, the exchange offer is subject to certain customary conditions which may be waived by the Company, and to the terms and provisions of the Registration Rights Agreements. See "Conditions to the Exchange Offer" below.


     The exchange agent is First Union National Bank, which also serves as trustee under the indenture that governs the notes. The Company will be deemed to have accepted validly tendered restricted notes when, as and if the Company has given oral or written notice thereof to the exchange agent. The exchange agent will act as agent of the tendering holders for the purpose of receiving exchange notes from the Company and as agent of the Company for the purpose of delivering exchange notes to such holders. See "Exchange Agent" below.

     If any tendered restricted notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth in this prospectus, certificates for any such unaccepted restricted notes will be returned, at the Company's cost, to the tendering holder as promptly as practicable after the expiration of the exchange offer.

     Holders who tender restricted notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of restricted notes pursuant to the exchange offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "Solicitation of Tenders; Fees and Expenses" below.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


     The exchange offer will expire at 5:00 p.m. New York City time on September 6, 2001 unless the Company, in its sole discretion, extends the exchange offer. The Company may extend the exchange offer at any time and from time to time by giving oral or written notice to the exchange agent and by timely public announcement.


     The Company reserves the right, in its sole discretion, to amend the terms of the exchange offer in any manner. If any of the conditions set forth below under "Conditions to the Exchange Offer" has occurred and has not been waived by the Company, the Company expressly reserves the right, in its sole discretion, by giving oral or written notice to the exchange agent, to:

     - delay acceptance of, or refuse to accept, any restricted notes not previously accepted;

     -   extend the exchange offer;

     -   terminate the exchange offer; or

     -   amend the exchange offer.

     Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof by the Company to the registered holders of the restricted notes. If the exchange offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of such restricted notes, and the Company will extend the exchange offer to the extent required by law. If the exchange offer is terminated, federal law requires that the Company promptly either exchange or return all restricted notes that have been tendered.

     The Company will have no obligation to publish, advise, or otherwise communicate any delay in acceptance, extension, termination or amendment of the exchange offer other than by making a timely press release. The Company may also publicly communicate these matters in any other appropriate manner of its choosing.

INTEREST ON THE EXCHANGE NOTES

     Interest on the exchange notes will accrue from the last interest payment date on which interest was paid on the restricted notes surrendered in exchange therefor. The exchange notes will bear interest at the same rates, and such interest will be payable on the same dates, as the rates and interest payment dates relating to the restricted notes surrendered in exchange therefor. Assuming that the exchange offer is consummated prior to October 23, 2001, as anticipated, interest on the exchange notes will first become payable beginning on December 1, 2001.

PROCEDURES FOR TENDERING

     Only a holder of record of restricted notes or a DTC participant listed on a DTC securities position listing with respect to the restricted notes may tender its restricted notes in the exchange offer.

     To tender restricted notes in the exchange offer, registered holders of certificated restricted notes must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained in this prospectus and in the Letter of Transmittal. The holder should then mail or otherwise deliver the Letter of Transmittal, or such facsimile, together with the restricted notes to be exchanged and any other required documentation, to the exchange agent, at the address set forth in this prospectus and in the Letter of Transmittal. Holders of restricted notes that are DTC participants may follow the procedures for book-entry transfer as provided for below under "Book-Entry Transfer" and in the Letter of Transmittal.

     To be effective, a tender must be made prior to the expiration of the exchange offer.

     Any beneficial owner whose restricted notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender restricted notes in the exchange offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If a beneficial owner wishes to tender on its own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering its restricted notes, either make appropriate arrangements to register ownership of the restricted notes in its own name or obtain a properly completed bond power from the registered holder of such restricted notes. This transfer of record ownership may take considerable time. Delivery of documents to DTC in accordance with DTC's procedures will NOT constitute delivery to the exchange agent.

     The tender by a holder of restricted notes will constitute an agreement between such holder, the Company and the exchange agent in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. If less than all the restricted notes held by a holder of restricted notes are tendered, a tendering holder should fill in the amount and series of restricted notes being tendered in the specified box in the Letter of Transmittal. The entire amount of restricted notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

     The Letter of Transmittal includes representations by the tendering holder to the Company that, among other things:

     - any exchange notes received by the tendering holder will be acquired in the ordinary course of its business;

     - the tendering holder has no arrangement or understanding with any person to participate in the distribution of the exchange notes; and

     - the tendering holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company, or, if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     A Letter of Transmittal of a broker-dealer that receives exchange notes for its own account in exchange for restricted notes that were acquired by it as a result of market-making or other trading activities must also include an acknowledgment that the broker-dealer will deliver a copy of this prospectus in connection with the resale of such exchange notes. By so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

     The method of delivery of restricted notes and Letters of Transmittal and all other required documents or transmittal of an Agent's Message, as described below under "Book-Entry Transfer," to the exchange agent is at the election and risk of the holders of restricted notes. Instead of delivery by mail, it is recommended that holders of restricted notes use an overnight or hand delivery service. In all cases, sufficient time should be allowed to ensure delivery to the exchange agent prior to the expiration of the exchange offer. No Letters of Transmittal or restricted notes should be sent to the Company.

     Signatures on a Letter of Transmittal or a notice of withdrawal described in "Withdrawal of Tenders" below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution"), unless such Letter of Transmittal or notice is being submitted

     - by a registered holder who has not completed the box entitled "Special Registration Instructions" or the box entitled "Special Delivery Instructions" in the Letter of Transmittal; or

     -   for the account of an Eligible Institution.

     If a Letter of Transmittal is signed by a person other than the registered holder, it must be accompanied by appropriate bond powers which authorize such person to tender the restricted notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the restricted notes. If a Letter of Transmittal or any restricted notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, submit evidence satisfactory to the Company of their authority to so act with such Letter of Transmittal.

     All questions as to the validity, form, eligibility, acceptance and withdrawal of the tendered restricted notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject restricted notes not properly tendered or any restricted notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any irregularities or conditions of tender as to particular restricted notes. The Company's interpretation of the terms and conditions of the Exchange Offer, including the instructions in the Letter of Transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of restricted notes must be cured within such time as the Company shall determine.

     Although the Company intends to notify tendering holders of defects or irregularities with respect to tenders of restricted notes, neither the Company, the exchange agent nor any other person will be under any duty or obligation to do so, and no person will incur any liability for failure to give such notification. Restricted notes will not be validly tendered until such irregularities have been cured or waived. Any restricted notes received by the exchange agent that the Company determines are not properly tendered or the tender of which is otherwise rejected by the Company will be returned by the exchange agent to the tendering holder or other person specified in the appropriate Letter of Transmittal as soon as practicable following the expiration of the exchange offer.

     The Company reserves the right in its sole discretion:

     - to purchase or make offers for any restricted notes that remain outstanding subsequent to the expiration of the exchange offer;

     - to terminate the exchange offer, as set forth in "Conditions to the Exchange Offer" below; and

     - to the extent permitted by applicable law, to purchase restricted notes during the pendency of the exchange offer in the open market, in privately negotiated transactions or otherwise.

     The terms of any such purchases or offers may differ from the terms of the exchange offer.

BOOK-ENTRY TRANSFER

     The Company understands that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the restricted notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC's system may make book-entry delivery of restricted notes by causing DTC to transfer such restricted notes into the Exchange Agent's DTC account in accordance with DTC's Automated Tender Offer Program procedures for such transfer. The exchange for tendered restricted notes will only be made after a timely confirmation of a book-entry transfer of the restricted notes into the exchange agent's account, and timely receipt by the exchange agent of an Agent's Message.

     The term "Agent's Message" means a message, transmitted by DTC to, and received by, the Exchange Agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant tendering restricted notes and that such participant has received a Letter of Transmittal and agrees to be bound by the terms of the Letter of Transmittal and the Company may enforce such agreement against the participant. Delivery of an Agent's Message will also constitute an acknowledgement from the tendering DTC participant that the representations contained in the Letter of Transmittal and described under "Procedures for Tendering" above are true and correct.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their restricted notes and:

     -   whose restricted notes are not immediately available,

     - who cannot deliver their restricted notes, the Letter of Transmittal or any other required documents to the exchange agent prior to the expiration of the exchange offer, or

     - who cannot complete the procedure for book-entry transfer on a timely basis,

     may effect a tender if:

     1.  the tender is made through an Eligible Institution;

     2. prior to the expiration of the exchange offer the exchange agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery by facsimile transmittal, overnight courier, mail or hand delivery; and

     3. certificate(s) representing all tendered restricted notes in proper form for transfer, together with a properly completed and executed Letter of Transmittal, or a facsimile thereof and all other documents required by the Letter of Transmittal, or confirmation of a book-entry transfer into the exchange agent's account at DTC of restricted notes delivered electronically, are received by the exchange agent within three business days after the expiration of the exchange offer.

     A Notice of Guaranteed Delivery must state:

     -   the name and address of the holder;

     - if the restricted notes will be tendered by their registered holder, the certificate number or numbers of such restricted notes;

     -   the principal amount of such restricted notes tendered;

     -   that the tender is being made thereby; and

     - that the holder guarantees that, within three business days after the expiration of the exchange offer, a Letter of Transmittal or facsimile thereof, together with the certificate(s) representing the restricted notes to be tendered in proper form for transfer and any other documents required by the Letter of Transmittal, or confirmation of a book-entry transfer into the exchange agent's account at DTC of restricted notes delivered electronically, will be deposited by the Eligible Institution with the exchange agent.

     Forms of the Notice of Guaranteed Delivery will be available from the exchange agent upon request.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of restricted notes may be withdrawn at any time prior to the expiration of the exchange offer by delivery of a written or facsimile transmission notice of withdrawal to the exchange agent at its address set forth in this prospectus.

     Any such notice of withdrawal must:

     - specify the name of the person having deposited the restricted notes to be withdrawn;

     - identify the restricted notes to be withdrawn, including the series, the principal amount of such restricted notes, and the certificate number or numbers or, in the case of restricted notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

     - be signed by the depositor of the restricted notes in the same manner as the original signature on the Letter of Transmittal by which such restricted notes were tendered, including any required signature guarantee, or be accompanied by documents of transfer sufficient to permit the registrar to register the transfer of such restricted notes into the name of the party withdrawing the tender or, in the case of restricted notes transferred by book-entry transfer, be transmitted by DTC and received by the exchange agent in the same manner as the Agent's Message transferring the notes; and

     - specify the name in which any such restricted notes are to be registered, if different from that of the depositor of the restricted notes.

     All questions as to the validity, form and eligibility of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any restricted notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued with respect thereto unless the restricted notes so withdrawn are validly retendered. Any restricted notes that have been tendered but are not accepted for exchange will be returned to the holder thereof without cost to such holder, or removed from the Exchange Agent's account at DTC and returned to the accounts at DTC from which they were tendered, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn restricted notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the expiration of the exchange offer.

CONDITIONS TO THE EXCHANGE OFFER

     The Company will not be required to accept for exchange, or to issue exchange notes for, any restricted notes, and may terminate or amend the exchange offer before the acceptance of such restricted notes if, in the Company's judgment, any of the following conditions has occurred:

     - the exchange offer, or the making of any exchange by a holder of restricted notes, violates applicable law or the applicable interpretations of the SEC staff;

     - any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the exchange offer; or

     - there has been adopted or enacted any law, statute, rule or regulation that can reasonably be expected to impair the ability of the Company to proceed with the exchange offer.

     See "Expiration Date; Extensions; Amendments" above for a discussion of possible Company actions if any of the foregoing conditions occur.

     The foregoing conditions are for the sole benefit of the Company. They may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

EXCHANGE AGENT

     First Union National Bank has been appointed as exchange agent for the exchange offer. Requests for assistance and requests for additional copies of this prospectus or of the Letter of Transmittal should be directed to the exchange agent addressed as follows:

          BY MAIL, OVERNIGHT DELIVERY OR HAND DELIVERY:

          First Union National Bank
          Corporate Trust Reorganization Department
          1525 West W.T. Harris Boulevard
          Charlotte, North Carolina 28288-1153
          Attention:  Marsha Rice

          BY FACSIMILE TRANSMISSION:

          (704) 590-7628

          INFORMATION OR CONFIRMATION BY TELEPHONE:

          (704) 590-7413

SOLICITATION OF TENDERS; FEES AND EXPENSES

     The principal solicitation pursuant to the exchange offer is being made by the Company by mail and through the facilities of DTC. Additional solicitations may be made by officers and regular employees of the Company and its affiliates in person or by telephone, facsimile transmission, electronic communication or similar methods.

     The Company has not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. The Company will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket costs and expenses incurred in connection with the exchange offer. The Company will indemnify the exchange agent for all losses and claims incurred by it as a result of the exchange offer. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, the Letter of Transmittal and related documents to the beneficial owners of the restricted notes and in handling or forwarding tenders for exchange.

     The Company will pay all expenses incurred in connection with the exchange offer, including fees and expenses of the trustee, accounting and legal fees, including the expense of one counsel for the holders of the restricted notes, and printing costs.

     The Company will pay any transfer taxes applicable to the exchange of restricted notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of restricted notes pursuant to the exchange offer, then the amount of any such transfer tax, whether imposed on the registered holder thereof or any other person, will be payable by the tendering holder.

ACCOUNTING TREATMENT

     The exchange notes will be recorded at the same carrying value as the restricted notes, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company as a result of the consummation of the exchange offer. The expense of the exchange offer will be amortized by the Company over the term of the exchange notes.

CONSEQUENCES OF A FAILURE TO EXCHANGE RESTRICTED NOTES

     Following consummation of the exchange offer, assuming the Company has accepted for exchange all validly tendered restricted notes, the Company will have fulfilled its exchange and registration obligations under the Registration Rights Agreements.

     All untendered restricted notes outstanding after consummation of the exchange offer will continue to be valid and enforceable debt obligations of the Company, entitled to the benefit of the support agreement of Verizon Communications, subject to the restrictions on transfer set forth in the indenture governing the notes.

     Holders of such restricted notes will only be able to offer for sale, sell or otherwise transfer untendered restricted notes as follows:

     - to the Company, although the Company has no obligation to purchase untendered restricted notes except if they are called for redemption in accordance with the provisions of the indenture governing the notes;

     - pursuant to a registration statement that has been declared effective under the Securities Act, although the Company will have no obligation, and does not intend, to file any such registration statement;

     - for so long as the restricted notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person reasonably believed to be a qualified institutional buyer, or QIB, within the meaning of Rule 144A, that purchases for its own account or for the account of a QIB to whom notice is given that the transfer is being made in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A;

     - pursuant to offers and sales that occur outside the United States to non-U.S. persons in transactions complying with the provisions of Regulation S under the Securities Act; or

     - pursuant to any other available exemption from the registration requirements of the Securities Act.

     To the extent that restricted notes are tendered and accepted in the exchange offer, the liquidity of the trading market for untendered restricted notes could be adversely affected.

ABSENCE OF A PUBLIC MARKET

     Although holders of exchange notes who are not "affiliates" of the Company within the meaning of the Securities Act may resell or otherwise transfer their exchange notes without compliance with the registration requirements of the Securities Act, there is no existing market for the exchange notes, and there can be no assurance as to the liquidity of any markets that may develop for the exchange notes, the ability of holders of exchange notes to sell their exchange notes or the prices at which holders would be able to sell their exchange notes. Future trading prices of the exchange notes will depend on many factors, including, among other things, prevailing interest rates, Verizon Communications' operating results and the market for similar securities.

               DESCRIPTION OF THE NOTES AND THE SUPPORT AGREEMENT

     Verizon Global Funding previously issued the restricted notes, and will issue the exchange notes, under an indenture among Verizon Global Funding, Verizon Communications and First Union National Bank, as trustee. The indenture provides for the issuance from time to time of debt securities in an unlimited dollar amount and an unlimited number of series. As used in this "Description of the Notes and the Support Agreement," the term "notes" refers to and includes the restricted notes and the exchange notes. The terms of the restricted notes and the exchange notes are identical, except that the exchange notes will be registered under the Securities Act, freely transferable and issued free of any covenants regarding exchange and registration rights.

     Verizon Communications has agreed to make all payments required under the notes if Verizon Global Funding defaults with respect to those payments under the indenture, as described under "Description of the Support Agreement."

     We have summarized selected provisions of the indenture, the support agreement and the notes below. This is a summary and it is not complete. It does not describe all exceptions and qualifications contained in the indenture and the support agreement or all of the terms of the notes. You should read the indenture, the support agreement and the notes for provisions that may be important to you. In the summary below, we have included references to articles and section numbers of the indenture so that you can easily locate these provisions. Copies of the indenture are available for review at the corporate trust office of the trustee and may also be obtained from us upon request.

GENERAL

     The Notes

     o Verizon Global Funding has previously issued $1,000,000,000 of 6 3/4% Notes, $2,000,000,000 of 7 1/4% Notes and $2,000,000,000 of 7 3/4%
         Notes. Each of the 6 3/4% Notes, the 7 1/4% Notes and the 7 3/4% Notes were issued as a separate series and the exchange notes being issued with respect to such notes will be issued as separate series as well.

     o We may create and issue additional notes with the same terms as any series of the notes so that the additional notes will form a single series with the previously issued notes.

     o The 6 3/4% Notes will mature on December 1, 2005, the 7 1/4% Notes will mature on December 1, 2010 and the 7 3/4% Notes will mature on December 1, 2030.

     o The restricted notes were, and the exchange notes will be, denominated in United States dollars; and Verizon Global Funding will make payments of principal, interest and any premium on the notes in United States dollars.

     o The restricted notes were, and the exchange notes will be, issued in increments of $1,000.

     o Verizon Global Funding may redeem the 6 3/4% Notes, the 7 1/4% Notes and the 7 3/4% Notes in whole or in part at any time prior to their stated maturity at the redemption prices to be determined using the procedure as described below under "Optional Redemption."

     o The restricted notes were, and the exchange notes will be, initially issued in the form of one or more registered global notes and will be deposited with, or on behalf of, DTC, as depositary, and registered in the name of DTC's nominee. In each case, the notes will be without coupons. A description of DTC's procedures with respect to the global notes is set forth under "Book-Entry, Delivery and Form" below.

     Interest

     Interest on each exchange note will accrue from, and including, the immediately preceding interest payment date to which interest has been paid or duly provided for with respect to such note or the restricted note to which it relates, to, but excluding, the next interest payment date or the maturity date, as the case may be. We will refer to each of these periods as an "interest period."

     Interest on the 6 3/4% Notes will accrue at a rate of 6 3/4% per year, interest on the 7 1/4% Notes will accrue at a rate of 7 1/4% per year, and interest on the 7 3/4% Notes will accrue at a rate of 7 3/4% per year. Verizon Global Funding will pay interest on these notes on June 1 to holders of record on the preceding May 15, and on December 1 to holders of record on the preceding November 15. Interest on these notes will be computed on the basis of a 360-day year of twelve 30-day months.

     Payment

     Verizon Global Funding will make payments on notes in book-entry form through the trustee to the depositary or its nominee. See "Book-Entry, Delivery and Form." In the case of notes in certificated form, Verizon Global Funding will make payment of principal or any premium, at the maturity of each note in immediately available funds upon presentation of the note at the corporate trust office of the trustee in the Borough of Manhattan, The City of New York, or at any other place as Verizon Global Funding may designate. Payment of interest on notes in certificated form due at maturity will be made to the person to whom payment of the principal of the note will be made. Payment of interest due on notes in certificated form other than at maturity will be made at the corporate trust office of the trustee or, at Verizon Global Funding's option, may be made by check mailed to the address of the person entitled to receive payment as the address appears in the security register, except that a holder of $1,000,000 or more in aggregate principal amount of notes in certificated form may, at Verizon Global Funding's option, be entitled to receive interest payments on any interest payment date other than at maturity by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the trustee at least 15 days prior to the interest payment date. Any wire instructions received by the trustee will remain in effect until revoked by the holder.

     If any payment date falls on a day that is not a business day, the payment will be made on the next business day as if made on the date the payment was due. In that event, no interest will accrue on the amount payable for the period from and after the payment date. "Business day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

     Paying Agent and Registrar

     The trustee will initially act as paying agent and registrar. Verizon Global Funding may change the paying agent or registrar without prior notice to the holders of the notes, and Verizon Global Funding may act as paying agent or registrar.

     Sinking Fund

     The notes will not be subject to any sinking fund.

RANKING

     The notes will be unsecured and unsubordinated obligations of Verizon Global Funding and will rank equally with all of its other unsecured and unsubordinated debt. Except as described below under "Description of the Support Agreement," the obligations under the support agreement will be unsecured and unsubordinated obligations of Verizon Communications and will rank equally with all of its other unsecured and unsubordinated debt.

RESTRICTIONS ON VERIZON GLOBAL FUNDING

     Liens on assets

     If Verizon Global Funding mortgages, pledges or otherwise subjects to any lien the whole or any part of any property or assets which it now owns or acquires in the future, then Verizon Global Funding will secure the notes and any other of its obligations which may then be outstanding and entitled to the benefits of a covenant similar in effect to this covenant to the same extent and in the same proportion as the debt or other obligation that is secured by that mortgage, pledge or other lien. The notes will remain secured for the same period as the other debt remains secured. Exceptions to this requirement include the following:

     o   purchase-money mortgages or liens;

     o liens on any property or asset that existed at the time when Verizon Global Funding acquired that property or asset;

     o   any deposit or pledge to secure public or statutory obligations;

     o any deposit or pledge with any governmental agency required to qualify Verizon Global Funding to conduct its business, or any part of its business, or to entitle Verizon Global Funding to maintain self-insurance or to obtain the benefits of any law relating to workmen's compensation, unemployment insurance, old age pensions or other social security;

     o any deposit or pledge with any court, board, commission or governmental agency as security related to the proper conduct of any proceeding before it; or

     o any mortgage, pledge or lien on any property or asset of any of Verizon Global Funding's affiliates, including, without limitation, Verizon Communications, even if the affiliate may have acquired that property or asset from Verizon Global Funding.

     (section 1004)

     Limitation on merger, consolidation and sales of assets

     Neither Verizon Global Funding nor Verizon Communications may consolidate with or merge into any other entity or convey, transfer or lease substantially all of its properties and assets to any person, and neither Verizon Global Funding nor Verizon Communications may permit any person to consolidate with or merge into it or convey, transfer or lease substantially all of its properties and assets to it, unless:

     o in case Verizon Global Funding or Verizon Communications consolidates or merges into another person or conveys, transfers or leases substantially all of its properties and assets to another person, the successor assumes by supplemental indenture the obligations of its predecessor;

     o after giving effect to the transaction, there is no default under the indenture; and

     o if, as a result of any consolidation or merger or conveyance, transfer or lease described in this covenant, properties or assets of Verizon Global Funding would become subject to any lien which would not be permitted by the asset lien restriction described above without equally and ratably securing the notes as described above, Verizon Global Funding or such successor person, as the case may be, will take the steps as are necessary effectively to secure the notes equally and ratably with, or prior to, all indebtedness secured by those liens as described above.

     In case Verizon Global Funding or Verizon Communications consolidates or merges into another person or conveys, transfers or leases substantially all of its properties and assets to another person, that person will be Verizon Global Funding's or Verizon Communications' successor, and Verizon Global Funding will be relieved of all obligations under the notes and the indenture or Verizon Communications will be relieved of all obligations under the support agreement and the indenture, as the case may be. (sections 801 and 802)

REGISTRATION OF TRANSFER AND EXCHANGE

     Notes in book-entry form may be transferred or exchanged only through a participating member of DTC. See "Book-Entry, Delivery and Form." Registration of transfer of notes in certificated form will be made at Verizon Global Funding's office or agency maintained for that purpose, which will initially be the corporate trust office of the trustee in the Borough of Manhattan, The City of New York. Notes are exchangeable without charge, except reimbursement of taxes, if any.

     Registration of transfer

     Holders of notes may present their securities for registration of transfer at the office of one or more security registrars designated and maintained by Verizon Global Funding. (section 305)

     The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and Verizon Global Funding may require a holder to pay any taxes and fees required by law or permitted by the indenture.

     Verizon Global Funding will not be required to register the transfer of, or exchange, notes under the following conditions:

     o Verizon Global Funding will not be required to register the transfer of, or exchange, any notes during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of notes selected for redemption and ending at the close of business on the day of mailing of the relevant notice of redemption.

     o Verizon Global Funding will not be required to register the transfer of, or exchange, any notes selected for redemption, in whole or in part, except the unredeemed portion of any notes being redeemed in part.

     (section 305)

     Exchange

     Verizon Global Funding may at any time exchange notes issued as one or more global notes for an equal principal amount of notes of the same series in certificated form. In this case Verizon Global Funding will deliver to the holders new notes in certificated form in the same aggregate principal amount as the global securities being exchanged. (section 305)

     Notwithstanding the above, Verizon Global Funding will not be required to exchange any note if, as a result of the exchange, it would or would reasonably be likely to suffer adverse consequences under any United States law or regulation. (section 305)

GLOBAL NOTES

     Verizon Global Funding will register the global notes in the name of the depositary for the global notes or the nominee of the depositary, and the global notes will be delivered by the trustee to the depositary for credit to the accounts of the holders of beneficial interests in the notes.

     Neither Verizon Global Funding nor the trustee, any paying agent or the security registrar will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests. See "Book-Entry, Delivery and Form."

DEFEASANCE

     The indenture permits us to discharge or "defease" certain of our obligations on any series of notes at any time. Provided that we satisfy the requirements contained in the indenture regarding defeasance, we may defease the notes of any series by depositing with the trustee sufficient cash or government securities to pay all sums due on that series. (sections 402-404)

PAYMENTS OF UNCLAIMED MONEYS

     Money deposited with the trustee or any paying agent for the payment of principal, interest or any premium on any note that remains unclaimed for two years will be repaid to Verizon Global Funding at its request, unless the law requires otherwise. If this happens and you want to claim this money, you must look to Verizon Global Funding and not to the trustee or paying agent. (section
409)

EVENTS OF DEFAULT, NOTICES, AND WAIVER

     Events of default

     An "event of default" regarding the notes of a series is any one of the following events:

     o failure to pay interest on a note of a series, including any additional interest required to be paid as described below under "Exchange Offer--Reason for the Exchange Offer," for 90 days after payment is due;

     o failure to pay principal or any premium on any note of a series when due by declaration, when called for redemption or otherwise;

     o failure to perform, or breach of, any covenant or warranty in the notes of a series or in the indenture and applicable to the notes of that series or in the board resolutions under which the notes of that series are issued by Verizon Global Funding or Verizon Communications for 90 days after notice to Verizon Global Funding and Verizon Communications by the trustee or by holders of at least 25% in principal amount of the outstanding notes of that series; and

     o certain events of bankruptcy, insolvency and reorganization of Verizon Global Funding or Verizon Communications.

     (section 501)

     If an event of default applicable to the notes of a series occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding notes of that series may declare the principal of all the notes of that series, together with any accrued interest on the notes of that series, to be immediately due and payable by notice in writing to Verizon Global Funding and Verizon Communications. If it is the holders of notes who give notice of that declaration of acceleration to Verizon Global Funding and Verizon Communications, then they must also give notice to the trustee. (section
502)

     In order for holders of notes of a series to initiate proceedings for a remedy under the indenture, the holders of 25% in principal amount of the outstanding notes of that series must first give notice to Verizon Global Funding and Verizon Communications as provided above, must request that the trustee initiate a proceeding in its own name and must offer the trustee a reasonable indemnity against costs and liabilities. If the trustee still refuses for 60 days to initiate the proceeding, and no inconsistent direction has been given to the trustee by holders of a majority of the outstanding notes of that series, the holders may initiate a proceeding as long as they do not adversely affect the rights of any other holders. (section 507)

     The holders of a majority in principal amount of the outstanding notes of a series may rescind a declaration of acceleration relating to that series if Verizon Global Funding or Verizon Communications has paid or deposited with the trustee a sum sufficient to pay the amounts set forth in the applicable provisions of the indenture and all events of default relating to that series, besides the failure to pay principal due solely because of the declaration of acceleration, have been cured or waived. (section 502)

     If Verizon Global Funding defaults on the payment of any installment of interest with respect to a series of notes and fails to cure the default within 90 days, or if Verizon Global Funding defaults on the payment of principal with respect to a series of notes when it becomes due, then the trustee may require Verizon Global Funding to pay all amounts due to the trustee with respect to such series, with interest on the overdue principal, interest or any premium payments, in addition to the expenses of collection. (section 503)

     Notices

     The trustee is required to give notice to holders of the notes of a series of a default with respect to that series, which remains uncured or has not been waived, that is known to the trustee, within 90 days after the default has occurred. In the event of a default described in the third bullet point under "Events of Default," the trustee shall not give notice to the holders of notes of that series until at least 60 days after the occurrence of such default. The trustee may withhold the notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or responsible officers of the trustee in good faith determine that the withholding of notice is in the interest of the holders, except that the trustee may not withhold the notice in the case of a default in the payment of principal, interest or any premium on any of the notes. (section 602)

     Waiver

     The holders of a majority in principal amount of the outstanding notes of a series may waive any past default or event of default relating to the series except a default in the payment of principal, interest or premium on the notes or a default relating to a covenant or provision that cannot be modified or amended without the consent of each affected holder. (section 513)

RIGHTS AND DUTIES OF THE TRUSTEE

     The holders of a majority in principal amount of outstanding notes of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to that series or exercising any trust or other power conferred on the trustee with respect to that series. The trustee may decline to follow that direction if it would involve the trustee in personal liability or would be illegal. (section 512) During a default, the trustee is required to exercise the standard of care and skill that a prudent man would exercise under the circumstances in the conduct of his own affairs. (section 601) The trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of notes unless those holders have offered to the trustee reasonable security or indemnity. (section 603)

     The trustee is entitled, in the absence of bad faith on its part, to rely on an officer's certificate of Verizon Global Funding or Verizon Communications before taking action under the indenture. (section 603)

SUPPLEMENTAL INDENTURES

     Supplemental indentures not requiring consent of holders

     We may, without the consent of any holder of the notes, enter into supplemental indentures for specified purposes, including to cure any ambiguity or inconsistency in the indenture or in the notes or make any other provisions with respect to matters or questions arising under the indenture or the support agreement, as long as the interests of the holders of the notes are not adversely affected in any material respect. (section 901)

     Supplemental indentures requiring consent of holders

     With the consent of the holders of more than a majority in principal amount of the outstanding notes of a series, the indenture permits Verizon Global Funding, Verizon Communications and the trustee to supplement or modify in any way the terms of the indenture with respect to that series or the rights of the holders of the notes of that series. However, without the consent of each holder of all of the notes affected by that modification, Verizon Global Funding, Verizon Communications and the trustee may not:

     o reduce the principal of or premium on or change the stated final maturity of any note;

     o reduce the rate of or change the time for payment of interest on any note;

     o reduce or alter the method of computation of any amount payable upon redemption, repayment or purchase of any note by Verizon Global Funding (or the time when the redemption, repayment or purchase may be made);

     o make the principal or interest on any note payable in a currency other than that stated in the note or change the place of payment;

     o impair the right of any holder of notes to sue for payment of the principal, interest or premium on a note that would be due and payable at the maturity of that note or upon redemption;

     o modify any provisions of the support agreement except as described under "Supplemental indentures not requiring consent of holders" above; or

     o reduce the percentage of principal amount of the outstanding notes of a series required to supplement the indenture or to waive any of its provisions.

     (section 902)

OPTIONAL REDEMPTION

     The notes of each series will be redeemable as a whole or in part, at the option of Verizon Global Funding at any time, at a redemption price equal to the greater of (1) 100% of their principal amount or (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points for the 6 3/4% Notes, 30 basis points for the 7 1/4% Notes or 35 basis points for the 7 3/4% Notes, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term ("Remaining Life") of the series of notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

     "Comparable Treasury Price" means (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five Reference Treasury Dealer Quotations, the average of all such quotations.

     "Independent Investment Banker" means Chase Securities Inc., J.P. Morgan Securities Inc. or Morgan Stanley & Co. Incorporated or, if such firms are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee.

     "Reference Treasury Dealer" means (1) Chase Securities Inc., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated and their respective successors, provided, however, that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), Verizon Global Funding will substitute another Primary Treasury Dealer and (2) any other Primary Treasury Dealer selected by the Independent Investment Banker after consultation with Verizon Global Funding.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding the redemption date.

     "Treasury Rate" means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the

Treasury Rate will be interpolated or extrapolated from the yields on a straight line basis, rounding to the nearest month) or (2) if that release (or any successor release) is not published during the week preceding the calculation date or does not contain those yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

     Generally, Verizon Global Funding must send a notice of redemption to the holders of the series of notes to be redeemed at least 30 days but not more than 60 days prior to the redemption date. (section 1104) If less than all the notes of a series are being redeemed, the trustee will select the notes to be redeemed using a method it considers fair. (section 1103) After the redemption date, holders of redeemed notes will have no rights with respect to the notes except the right to receive the redemption price and any unpaid interest to the redemption date. (section 1106)

DESCRIPTION OF THE SUPPORT AGREEMENT

     Under a support agreement, dated as of October 31, 2000, Verizon Communications has agreed to:

     o own directly or indirectly all of Verizon Global Funding's voting capital stock issued and outstanding at any time;

     o make sure that Verizon Global Funding maintains at all times a positive tangible net worth, as determined in accordance with generally accepted accounting principles;

     o provide Verizon Global Funding with any funds it needs to make any timely payment of principal, interest or any premium on the notes, if it cannot obtain funds from other sources on commercially reasonable terms.

     Verizon Global Funding and Verizon Communications cannot terminate the support agreement until all of the debt supported by the support agreement (including the notes) has been paid in full. Verizon Global Funding and Verizon Communications cannot amend the support agreement in any way that adversely affects your rights unless you consent in writing.

     If Verizon Global Funding fails or refuses to take timely action to enforce Verizon Global Funding's rights under the support agreement or if Verizon Global Funding defaults in the timely payment of principal, interest or any premium, you have the right to proceed directly against Verizon Communications to enforce the rights under the support agreement or to obtain payment of the defaulted principal, interest or premium owed to you. However, in no event will you have recourse to or against the stock or assets of Verizon Services Corp., Telecom Corporation of New Zealand Limited or any operating telephone company which may from time to time be owned directly or indirectly by Verizon Communications. Except for the exclusion of this stock and assets from recourse, Verizon Communications' obligations under the support agreement rank equally with its other unsecured and unsubordinated debt.

     As of March 31, 2001, Verizon Communications' net assets not subject to the exclusion described in the preceding paragraph had a book value of approximately $66.7 billion. Verizon Communications is a holding company, and therefore, its right and the right of its creditors (including the holders of the notes), to realize upon the assets of any subsidiary of Verizon Communications, whether following any liquidation or reorganization of that subsidiary, or otherwise, is subject to prior claims of creditors of each such subsidiary, except to the extent that claims of Verizon Communications itself as a creditor of a subsidiary may be recognized.

CONCERNING THE TRUSTEE

     Verizon Global Funding, Verizon Communications and their affiliates maintain banking relationships in the ordinary course of business with First Union National Bank, the trustee under the indenture. The trustee is acting as the exchange agent for the exchange offer. The trustee also serves as trustee or paying agent for various debt issues by Verizon Global Funding and other affiliates of Verizon Communications.

                          BOOK-ENTRY, DELIVERY AND FORM

THE GLOBAL NOTES

     The restricted notes are represented by one or more permanent global certificates in definitive, fully registered form without interest coupons. Except as described under "Certificated Notes," the exchange notes initially will be represented by one or more permanent global certificates in definitive, fully registered form and

     - will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., as DTC's nominee, or

     - will remain in the custody of the trustee pursuant to a FAST Balance Certificate Agreement between DTC and the trustee.

DEPOSITARY PROCEDURES

     The descriptions of the operations and procedures of DTC, Euroclear and Clearstream described below are provided solely as a matter of convenience. These operations and procedures are solely within the control of these respective settlement systems and are subject to change by them from time to time. Neither Verizon Global Funding nor Verizon Communications take any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

     DTC has advised Verizon Global Funding that it is:

     o a limited purpose trust company organized under the laws of the State of New York;

     o   a "banking organization" within the meaning of the New York Banking
         Law;

     o   a member of the Federal Reserve System;

     o a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended; and

     o a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934.

     DTC has advised Verizon Global Funding that it was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants, which eliminates the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a participant in DTC, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants in DTC.

     DTC has also advised Verizon Global Funding that pursuant to procedures established by DTC:

     o upon deposit of each global note representing exchange notes, DTC will credit the accounts of participants in DTC with an interest in such global note; and

     o ownership of the exchange notes will be shown on, and the transfer of ownership of the exchange notes will be effected only through, records maintained by DTC, with respect to the interests of participants in DTC, and the records of participants and indirect participants in DTC, with respect to the interests of persons other than participants in DTC.

     The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of the securities in definitive form. Accordingly, the ability to transfer interests in the exchange notes represented by a global note to these persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in exchange notes represented by a global note to pledge or transfer that interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of the interest.

     So long as DTC or its nominee is the registered owner of a global note, DTC or the nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

     o will not be entitled to have exchange notes represented by the global note registered in their names;

     o will not receive or be entitled to receive physical delivery of certificated exchange notes; and

     o will not be considered the owners or holders of exchange notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

     Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if the holder is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the holder owns its interest, to exercise any rights of a holder of exchange notes under the indenture or the global note. Verizon Global Funding understands that under existing industry practice, if it requests any action of holders of exchange notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of the global note, is entitled to take, then DTC would authorize its participants to take the action and the participants would authorize holders owning through participants to take the action or would otherwise act upon the instruction of such holders. Neither Verizon Global Funding nor the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, exchange notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the exchange notes.

     Payments with respect to the principal of, and premium, if any, additional interest, if any, and interest on, any exchange notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing those exchange notes under the indenture. Under the terms of the indenture, Verizon Global Funding and the trustee may treat the persons in whose names the exchange notes, including the global notes, are registered as the owners of the exchange notes for the purpose of receiving payment on the exchange notes and for any and all other purposes whatsoever. Accordingly, none of Verizon Global Funding, Verizon

Communications nor the trustee has or will have any responsibility or liability for any aspect of DTC's records or any records of any participant or indirect participant in DTC relating to, or payments (including principal, premium, if any, additional interest, if any, and interest) made on account of, any beneficial interest in a global note of any series, or for maintaining, supervising or reviewing any of DTC's records or the records of any participant or indirect participant in DTC relating to the ownership of any such beneficial interest. Payments by the participants and the indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

     Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Subject to compliance with any transfer restrictions that may be applicable to any of the notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary. These cross-market transactions, however, will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines, Brussels time, of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited, and any crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day, which must be a business day for Euroclear and Clearstream, immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interest in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

     Although DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform the procedures, and the procedures may be discontinued at any time. None of Verizon Global

Funding, Verizon Communications nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Certificated Notes

     If:

     o DTC notifies Verizon Global Funding that it is at any time unwilling or unable to continue as a depositary or DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days; or

     o Verizon Global Funding executes and delivers to the trustee a company order to the effect that the global notes will be exchangeable,

the global notes will be exchangeable for notes in certificated form with the same terms and of an equal aggregate principal amount with respect to each series, in increments of $1,000. The certificated notes will be registered in such names as DTC instructs the trustee. Verizon Global Funding expects that instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global notes. Upon the issuance of certificated notes, the trustee is required to register the certificated notes in the names instructed by DTC and cause the certificated notes to be delivered to the registered holders.

     None of Verizon Global Funding, Verizon Communications nor the trustee will be liable for any delay by DTC or any participant or indirect participant in DTC in identifying the beneficial owners of the related notes, and each of those persons may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

                      U.S. FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of exchange notes as of the date hereof. Except where noted, this summary deals only with exchange notes that are acquired in connection with this exchange offer and held as capital assets and does not deal with special situations. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are one of the following:

         o        a dealer in securities or currencies,

         o        a financial institution,

         o        an insurance company,

         o        a tax exempt organization,

         o a person holding the exchange notes as part of a hedging, integrated or conversion transaction, constructive sale or straddle,

         o a trader in securities that has elected the mark-to-market method of accounting for your securities,

         o        a person liable for alternative minimum tax,

         o        or a U.S. person whose "functional currency" is not the U.S.
                  dollar.

         If a partnership holds the exchange notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the exchange notes, you should consult your tax advisors.

         The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions as of the date of this prospectus. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

         IF YOU ARE CONSIDERING THE ACQUISITION OF EXCHANGE NOTES, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES TO YOU AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION
 .

CONSEQUENCES OF THE EXCHANGE

         The exchange of restricted notes for exchange notes pursuant to the exchange offer will not constitute a taxable event to holders. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the restricted note and the basis of the exchange note will be the same as the basis of the restricted note immediately before the exchange.

         IN ANY EVENT, PERSONS CONSIDERING THE EXCHANGE OF RESTRICTED NOTES FOR EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.


CONSEQUENCES TO U.S. HOLDERS

         The following is a summary of certain U.S. federal tax consequences that will apply to you if you are a U.S. holder of exchange notes.

         Certain consequences to "non-U.S. holders" of exchange notes, who are beneficial owners of exchange notes and who are not U.S. holders, are described under "Consequences to Non-U.S. Holders" below.

         "U.S. holder"  means a beneficial owner of an exchange note that is:

         o        a citizen or resident of the United States,

         o a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the U.S.,

         o an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

         o a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Payments of Interest

         Except as set forth below, interest on an exchange note will generally be taxable to you as ordinary income from domestic sources at the time it is paid or accrued in accordance with your method of accounting for tax purposes.

Amortizable Bond Premium

         If you purchased a restricted note for an amount in excess of the sum of all amounts payable on the note after the purchase date other than stated interest, you will be considered to have purchased the note at a "premium". You generally may elect to amortize the premium over the remaining term of the exchange note on a constant yield method as an offset to interest when includible in income under your regular accounting method. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the exchange note. Your election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies. You may not revoke the election without the consent of the Internal Revenue Service. You should consult your own tax advisor before making this election.

Market Discount

         If you purchased a restricted note for an amount that is less than its stated redemption price at maturity, the amount will be treated as "market discount" for U.S. federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any payment, other than stated interest, on, or any gain on the sale, exchange, retirement or other disposition of an exchange note as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the exchange note at the time of its payment or disposition. In addition, you may be required to defer, until the maturity of the exchange note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the exchange note.

         Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the exchange note, unless you elect to accrue on a constant yield interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant yield interest method, in which case the rule described above regarding deferral of interest deductions will not apply. Your election to include market discount in income currently, once made, applies to all market discount obligations acquired by you on or after the first taxable year to which your election applies and may not be revoked without the consent of the Internal Revenue Service. You should consult your own tax advisor before making this election.


Sale, Exchange and Retirement of Exchange Notes

         Upon the sale, exchange, retirement or other disposition of an exchange note, you will recognize gain or loss equal to the difference between the amount you realize upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued stated interest that you did not previously include in income, which will be taxable as such) and the adjusted tax basis of the exchange note. Except as described above with respect to market discount, that gain or loss will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

CONSEQUENCES TO NON-U.S. HOLDERS

         The following is a summary of certain U.S. federal income tax consequences that will apply to you if you are a non-U.S. holder of exchange notes. This summary does not represent a detailed description of the federal income tax consequences to you in light of your particular circumstances. In addition, it does not deal with non-U.S. holders that are subject to special treatment under the U.S. federal income tax laws (including if you are a controlled foreign corporation, passive foreign investment company or foreign personal holding company or a corporation that accumulates earnings to avoid federal income tax or in certain circumstances, a U.S. expatriate).

U.S. Federal Withholding Tax

         The 30% U.S. federal withholding tax will not apply to any payment of principal or interest on the exchange notes provided that:

         o you do not actually, or constructively, own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Internal Revenue Code and applicable U.S. Treasury regulations,

         o you are not a controlled foreign corporation that is related to us through stock ownership,

         o you are not a bank whose receipt of interest on the exchange notes is described in section 881(c)(3)(A) of the Internal Revenue Code, and,

         o (a) you provide your name and address on an Internal Revenue Service Form W-8BEN (or other applicable form), and certify, under penalty of perjury, that you are not a U.S. person or
                  (b) you hold the exchange notes through certain foreign intermediaries or certain foreign partnerships, and you satisfy the certification requirements of applicable U.S. Treasury regulations. Special certification rules apply to certain non-U.S. holders that are entities rather than individuals.

         If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) Internal Revenue Service Form W-8BEN (or other applicable form) claiming an exemption from, or reduction in, withholding under the benefit of an applicable tax treaty or (2) Internal Revenue Service Form W-8ECI (or successor form) stating that interest paid on an exchange note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

         The 30% U.S. federal withholding tax will not generally apply to any gain that you realize on the sale, exchange, retirement or other disposition of the exchange notes.

U.S. Federal Estate Tax

         Your estate will not be subject to U.S. federal estate tax on exchange notes beneficially owned by you at the time of your death, provided that you are not a U.S. citizen or resident (as specially defined for U.S. federal estate tax purposes) and (1) you do not own 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Internal Revenue Code and the U.S. Treasury regulations) and (2) interest on the exchange note would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

U.S. Federal Income Tax

         If you are engaged in a trade or business in the United States and interest on the exchange notes is effectively connected with the conduct of that trade or business, you will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if you were a U.S. person as defined under the Internal Revenue Code, although that interest income will be exempt from the 30% U.S. federal withholding tax. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to certain adjustments.

         Any gain realized on the disposition of an exchange note generally will not be subject to U.S. federal income tax unless

         o the gain is effectively connected with the conduct of a trade or business in the United States by you, or

         o you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and other conditions are met.

INFORMATION REPORTING AND BACKUP WITHHOLDING

U.S. Holders

         In general, information reporting requirements will apply to certain payments of principal, interest and premium paid on exchange notes and to the proceeds of sale of an exchange note made to you, unless you are an exempt recipient, such as a corporation. A backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number, a certification of exempt status, or fail to report in full dividend and interest income.

Non-U.S. Holders

         In general, you will not be subject to backup withholding and information reporting with respect to payments that we make to you provided that we do not have actual knowledge that you are a U.S. person and we have received from you the statement described above under "Consequences to Non-U.S. Holders-U.S. Federal Withholding Tax."

         In addition, you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of an exchange note within the United States or conducted through U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge that you are a U.S. person, as defined under the Internal Revenue Code, or you otherwise establish an exemption.

         Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION


     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes or market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.


     The Company will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 90 days after the Expiration Date, the Company will promptly send additional copies of this prospectus, and any amendment or supplement to this prospectus, to any broker-dealer that requests such documents in the Letter of Transmittal.

     The Company has agreed to pay all expenses incident to the exchange offer, including the expense of one counsel for the holders of the restricted notes, other than commissions or concessions of any broker-dealers and will indemnify the holders of the restricted notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

     The validity of the notes as supported by the support agreement have been passed upon for Verizon Global Funding and Verizon Communications by William P. Barr, Executive Vice President and General Counsel of Verizon Communications. As of April 30, 2001, Mr. Barr beneficially owned approximately 11,825 shares of Verizon Communications common stock and had options to purchase an aggregate of 994,800 shares of Verizon Communications common stock.

                                     EXPERTS

     The consolidated financial statements and financial statement schedule of Verizon Communications Inc. as of December 31, 2000 and for the year then ended, included in Verizon Communications' Annual Report on Form 10-K filed on March 23, 2001, and incorporated by reference in this prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report which is also included therein and incorporated by reference herein. Such consolidated financial statements are incorporated by reference herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements and financial statement schedule of Verizon Communications Inc. as of December 31, 1999 and for the two years in the period ended December 31, 1999, included in Verizon Communications' Annual Report on Form 10-K filed on March 23, 2001, and incorporated by reference in this prospectus, have been audited by PricewaterhouseCoopers LLP, independent accountants, other than the financial statements of GTE Corporation (a wholly owned subsidiary of Verizon Communications) which were audited by Arthur Andersen LLP, independent public accountants, as set forth in their reports which are also included therein and incorporated by reference herein. Such consolidated financial statements are incorporated by reference herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                           $5,000,000,000 OF NOTES OF
                          VERIZON GLOBAL FUNDING CORP.

              SUPPORTED AS TO PAYMENT OF PRINCIPAL AND INTEREST BY

                           VERIZON COMMUNICATIONS INC.

                                OFFER TO EXCHANGE

    $1,000,000,000 6 3/4% NOTES DUE 2005 THAT HAVE BEEN REGISTERED UNDER THE
        SECURITIES ACT FOR ANY AND ALL OUTSTANDING 6 3/4% NOTES DUE 2005

    $2,000,000,000 7 1/4% NOTES DUE 2010 THAT HAVE BEEN REGISTERED UNDER THE
        SECURITIES ACT FOR ANY AND ALL OUTSTANDING 7 1/4% NOTES DUE 2010

    $2,000,000,000 7 3/4% NOTES DUE 2030 THAT HAVE BEEN REGISTERED UNDER THE
        SECURITIES ACT FOR ANY AND ALL OUTSTANDING 7 3/4% NOTES DUE 2030

                                     [LOGO]

                              ---------------------

                                   PROSPECTUS

                              ---------------------

                                 AUGUST 9, 2001

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("DGCL") permits a corporation to indemnify any of its directors or officers who was or is a party or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person's conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, the corporation is permitted to indemnify directors and officers against expenses (including attorney's fees) actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors or officers are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Article 7 of the Verizon Communications Restated Certificate of Incorporation, and Article 8 of the Verizon Global Funding Restated Certificate of Incorporation, makes mandatory the indemnification expressly authorized under the DGCL, except that the Verizon Communications Restated Certificate of Incorporation only provides for indemnification in derivative actions, suits or proceedings initiated by a director or officer if the initiation of such action, suit or proceeding was authorized by the Board of Directors.

     Pursuant to Section 7.8 of the Amended and Restated Agreement and Plan of Merger dated as of April 21, 1996 by and between NYNEX Corporation ("NYNEX") and Bell Atlantic Corporation ("Bell Atlantic"), Bell Atlantic agreed for a period of six years following the effective time of the merger to (a) cause NYNEX to maintain in effect the provisions regarding indemnification of officers and directors contained in the NYNEX Certificate of Incorporation and Bylaws and the certificates of incorporation and bylaws of each of its subsidiaries or in director, officer or employee indemnification agreements of NYNEX and its subsidiaries, (b) maintain in effect and cause NYNEX to maintain in effect current policies of directors' and officers' liability insurance and fiduciary liability insurance with respect to claims arising prior to the effective time of the merger, and (c) indemnify, and cause NYNEX to indemnify, the directors and officers of Bell Atlantic and NYNEX, respectively, to the fullest extent permitted under their respective certificates of incorporation and bylaws and applicable law. In addition, Bell Atlantic agreed to unconditionally and irrevocably guarantee for the benefit of such directors, officers and employees the obligations of NYNEX under its indemnification arrangements.

     Pursuant to Section 7.8 of the Amended and Restated Agreement and Plan of Merger dated as of July 27, 1998, by and among GTE Corporation ("GTE"), Bell Atlantic, and a wholly owned subsidiary of Bell Atlantic, Bell Atlantic agreed for a period of six years following the effective time of the merger to (a) cause GTE to maintain in effect the provisions regarding indemnification of officers and directors contained in the GTE charter and bylaws and the charters and bylaws of each of its subsidiaries or in director, officer or employee indemnification agreements of GTE and its subsidiaries, (b) maintain in effect and cause GTE to maintain in effect current policies of directors' and officers' liability insurance and fiduciary liability insurance with respect to claims arising prior to the Effective Time, and (c) indemnify, and cause GTE to indemnify, the directors and officers of Bell Atlantic and GTE, respectively, to the fullest extent permitted under their respective charters and bylaws and applicable law. In addition, Bell Atlantic agreed to unconditionally and irrevocably guarantee for the benefit of such directors, officers and employees the obligations of GTE under its indemnification arrangements.

     Verizon Communications has succeeded to the obligations of Bell Atlantic described in the two immediately preceding paragraphs.

     The Certificate of Incorporation of each of Verizon Communications and Verizon Global Funding limits the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law.

     The directors and officers of Verizon Communications and Verizon Global Funding are insured against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by Verizon.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     See Exhibit Index on Page E-1

ITEM 22. UNDERTAKINGS

     The undersigned registrants hereby undertake:

     (a) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;

     (b) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective; and

     (c) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
         Section 13(a) or 15(d) of
         the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, as amended, Verizon Communications Inc. has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 (333-64792) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 7th day August, 2001.


                                        VERIZON COMMUNICATIONS INC.

                                        By: /s/ Frederic V. Salerno
                                            -----------------------
                                            (Senior Executive Vice President and
                                            Chief Financial Officer/Strategy and
                                            Business Development)


Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement on Form S-4 (333-64792) has been signed by the following persons in the capacities and on the dates indicated:


             SIGNATURE                              TITLE                                DATE

                 *
------------------------------------               Director                          August 7, 2001
          James R. Barker

                 *
------------------------------------               Director                          August 7, 2001
           Edward H. Budd

                 *
------------------------------------               Director                          August 7, 2001
         Richard L. Carrion

                 *
------------------------------------               Director                          August 7, 2001
         Robert F. Daniell

                 *
------------------------------------               Director                          August 7, 2001
          Helene L. Kaplan

                 *
------------------------------------   Director, Chairman and Co-Chief               August 7, 2001
           Charles R. Lee              Executive Officer (co-principal
                                              executive officer)

                 *
------------------------------------               Director                          August 7, 2001
          Sandra O. Moose

                 *
------------------------------------               Director                          August 7, 2001
          Joseph Neubauer

                 *
------------------------------------               Director                          August 7, 2001
         Thomas H. O'Brien

                 *
------------------------------------               Director                          August 7, 2001
         Russell E. Palmer

                 *
------------------------------------               Director                          August 7, 2001
           Hugh B. Price



                                      II-4


                 *
------------------------------------   Director, President and Co-Chief              August 7, 2001
         Ivan G. Seidenberg            Executive Officer (co-principal
                                              executive officer)

                 *
------------------------------------               Director                          August 7, 2001
         Walter V. Shipley

                 *
------------------------------------               Director                          August 7, 2001
            John W. Snow

                 *
------------------------------------               Director                          August 7, 2001
          John R. Stafford

                 *
------------------------------------               Director                          August 7, 2001
          Robert D. Storey

                 *                        Senior Vice President and
------------------------------------   Controller (principal accounting              August 7, 2001
        Lawrence R. Whitman                        officer)




*  By /s/ Frederic V. Salerno
      -----------------------
      Individually and as attorney-in-fact
      (principal financial officer)

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, as amended, Verizon Global Funding Corp. has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 (333-64792) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware, on the 7th day of August, 2001.


                                             VERIZON GLOBAL FUNDING CORP.

                                             By: /s/ Janet M. Garrity
                                                 --------------------
                                                 Janet M. Garrity
                                                 (President and Treasurer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement on Form S-4 (333-64792) has been signed by the following persons in the capacities and on the dates indicated:

             SIGNATURE                              TITLE                                DATE

                 *                         Chief Financial Officer                   August 7, 2001
------------------------------------  (principal financial officer and
         Robert S. Fitzmire             principal accounting officer)

                                      Director, President and Treasurer              August 7, 2001
                 *                      (principal executive officer)
------------------------------------
          Janet M. Garrity

                 *
------------------------------------               Director                          August 7, 2001
        William F. Heitmann


                 *
------------------------------------               Director                          August 7, 2001
         David S. Kauffman





*  By /s/ Janet M. Garrity
      --------------------
      Janet M. Garrity
      Individually and as attorney-in-fact

EXHIBIT
  NO.            DESCRIPTION
--------         ------------------------------------------------------------

  3.1            Certificate of Incorporation of Verizon Global Funding Corp.*


  3.2 Certificate of Incorporation of Verizon Communications Inc., as amended (previously filed as an Exhibit to Verizon Communication Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000)*

  3.3            By-laws of Verizon Global Funding Corp.*

  3.4 By-laws of Verizon Communications Inc. (previously filed as an Exhibit to Verizon Communication Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000)*


  4.1 Indenture among Verizon Global Funding Corp., Verizon Communications Inc. and First Union National Bank, as Trustee, dated as of December 1, 2000*

  4.2            Form of 6 3/4% Notes*

  4.3            Form of 7 1/4% Notes*

  4.4            Form of 7 3/4% Notes*

  4.5 Exchange and Registration Rights Agreement, dated December 12, 2000 by and among Verizon Global Funding Corp., Verizon Communications Inc., Chase Securities Inc., J.P. Morgan & Co., Morgan Stanley Dean Witter, M.R. Beal & Co., Bear, Stearns & Co. Inc., Credit Suisse First Boston, Deutsche Banc Alex. Brown, UBS Warburg LLC and Utendahl Capital Partners, L.P.*

  4.6 Exchange and Registration Rights Agreement, dated February 7, 2001 by and among Verizon Global Funding Corp., Verizon Communications Inc., J.P. Morgan & Co. and Morgan Stanley Dean Witter*

  5              Opinion and Consent of William P. Barr, Esq.*

  12 Statement of Verizon Communications Inc. Consolidated Computation of Ratio of Earnings to Fixed Charges (previously filed as an Exhibit to Verizon Communication Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000 and as an Exhibit to Verizon Communication Inc.'s Current Report on Form 8-K dated July 31, 2001)*

  23.1           Consent of Ernst & Young LLP (filed herewith)

  23.2           Consent of PricewaterhouseCoopers LLP (filed herewith)

  23.3           Consent of Arthur Andersen LLP (filed herewith)

  23.4           Consent of William P. Barr, Esq. (contained in opinion filed as
                 Exhibit 5)

  24.1           Powers of Attorney of Verizon Global Funding Corp.*

  24.2           Powers of Attorney of Verizon Communications Inc.*

  25             Statement of Eligibility of Trustee on Form T-1*

  99.1           Form of Letter of Transmittal (filed herewith)

  99.2           Form of Notice of Guaranteed Delivery (filed herewith)

*        Previously filed.